EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							23-007

Date: April 24, 2023	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2023 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $5.2 million, or $(0.03) per diluted share, for the first quarter 2023 compared to net income of $2.7 million, or $0.02 per diluted share, for the fourth quarter 2022 and a net loss of $42.0 million, or $(0.28) per diluted share, for the first quarter 2022.

Helix reported adjusted EBITDA1 of $35.1 million for the first quarter 2023 compared to $49.2 million for the fourth quarter 2022 and $2.5 million for the first quarter 2022.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2023	3/31/2022	12/31/2022
Revenues	$250,084	$150,125	$287,816
Gross Profit (Loss)	$15,184	$(18,609)	$31,364
	6%	(12)%	11%
Net Income (Loss)	$(5,165)	$(42,031)	$2,709
Diluted Earnings (Loss) Per Share	$(0.03)	$(0.28)	$0.02
Adjusted EBITDA[1]	$35,094	$2,526	$49,169
Cash and Cash Equivalents[2]	$166,674	$229,744	$186,604
Net Debt[1]	$91,278	$(1,065)	$74,964
Cash Flows from Operating Activities	$(5,392)	$(17,413)	$49,712
Free Cash Flow[1]	$(11,692)	$(18,036)	$21,198

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our 2023 performance has started out as we expected, with the Q7000 transiting to the Asia Pacific region, the Q5000 undergoing regulatory inspections, scheduled maintenance on our North Sea intervention vessels and seasonally slower Gulf of Mexico shelf and North Sea robotics activities.  Nonetheless, we performed well, including both Siem Helix vessels operating a full quarter on their long-term contracts in Brazil that commenced late in the fourth quarter 2022, seasonally strong North Sea intervention vessels utilization, good utilization and rates on the Q4000, and continued expansion of our robotics capabilities with a full quarter of operations on our newly acquired i-Plough trencher.  Our outlook for the remainder of the year is strong.  The Q7000 should commence its New Zealand decommissioning project during the second quarter.  We anticipate solid utilization in the North Sea and Gulf of Mexico Well Intervention businesses for the remainder of the year following the Q4000 completing its dry docking during the second quarter.  Our Shallow Water Abandonment and Robotics businesses are expected to continue to have higher seasonal activity levels.  We have contracted one of our new intervention riser systems on a long-term project offshore Australia, and we expect to commence our first trenching campaign in Taiwan during the second quarter.  With this robust outlook for the remainder of the year, we began executing on our recently announced share repurchase program in the first quarter and expect to continue doing so this year, aligning with our cash generation.”

(

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Excludes restricted cash of $2.5 million as of 3/31/23 and 12/31/22 and $72.9 million as of 3/31/22

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2023	3/31/2022	12/31/2022
Revenues:
Well Intervention	$142,438	$106,367	$167,658
Robotics	49,222	37,351	48,538
Shallow Water Abandonment[1]	49,381	—	57,409
Production Facilities	20,905	18,294	27,895
Intercompany Eliminations	(11,862)	(11,887)	(13,684)
Total	$250,084	$150,125	$287,816

Income (Loss) from Operations:
Well Intervention	$(8,143)	$(31,758)	$2,554
Robotics	5,094	1,480	7,127
Shallow Water Abandonment[1]	6,822	—	5,864
Production Facilities	5,157	5,851	9,237
Change in Fair Value of Contingent Consideration	(3,992)	—	(13,390)
Corporate / Other / Eliminations	(13,241)	(8,550)	(16,520)
Total	$(8,303)	$(32,977)	$(5,128)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Segment Results

Well Intervention

Well Intervention revenues decreased $25.2 million, or 15%, during the first quarter 2023 compared to the prior quarter.  Our first quarter 2023 revenues decreased primarily due to lower revenue on the Q7000, as well as lower utilization on the Q5000 and the North Sea vessels due to scheduled regulatory inspections and maintenance during the first quarter.  The revenue decreases were offset in part by higher spot rates on the Q4000 and a full quarter of operations of the Siem Helix 1 and Siem Helix 2 on their long-term contracts at improved rates in Brazil.  During the first quarter 2023, the Q7000 had 53 days of dry dock during which it generated no revenue and 37 days of paid transit and mobilization to Asia Pacific for which all revenues have been deferred.  During the prior quarter, the Q7000 realized revenue over 71 days.  During the first quarter 2023, the Q5000 underwent its periodic class certification, and the North Sea vessels performed collectively approximately one month of routine scheduled maintenance.  Overall Well Intervention vessel utilization decreased to 80% during the first quarter 2023 compared to 97% during the prior quarter.  Well Intervention generated operating losses of $8.1 million during the first quarter 2023 compared to operating income of $2.6 million during the prior quarter primarily due to lower revenues and higher cost deferrals during the first quarter.

Well Intervention revenues increased $36.1 million, or 34%, during the first quarter 2023 compared to the first quarter 2022.  The increase was primarily due to higher utilization in the North Sea and higher rates in the Gulf of Mexico and Brazil, offset in part by lower revenue on the Q7000 during the first quarter 2023.  North Sea revenues improved with strong winter season activity, generating 81% utilization compared to the first quarter 2022, which generated 13% utilization.  Gulf of Mexico revenues also benefitted from an improved day rate environment year over year, and revenues in Brazil increased during the first quarter 2023 primarily due to improved rates as both vessels commenced long-term contracts with improved rates at the end of 2022.  During the first quarter 2023, all transit and mobilization fees were deferred on the Q7000’s paid transit to its contracted work in Asia Pacific.  Overall Well Intervention vessel utilization increased to 80% during the first quarter 2023 compared to 67% during the first quarter 2022.  Well Intervention generated operating losses of $8.1 million during the first quarter 2023 compared to losses of $31.8 million during the first quarter 2022 primarily due to higher revenues.

Robotics

Robotics revenues increased $0.7 million, or 1%, during the first quarter 2023 compared to the prior quarter.  The increase in revenues was due to higher overall rates on ROVs and vessels during the first quarter, offset in part by a slight reduction in vessel, ROV and trenching utilization during the first quarter.  Chartered vessel activity decreased to 295 days compared to 332 days with fewer spot vessel days, and vessel utilization decreased to 91% compared to 96%, during the first quarter 2023 compared the prior quarter.  Vessel days included 13 spot vessel days during the first quarter 2023 compared to 68 spot vessel days during the prior quarter.  ROV and trencher utilization decreased to 56% during the first quarter 2023 compared to 58% during the prior quarter.  Integrated vessel trenching days decreased to 66 days during the first quarter 2023, compared to 160 days during the prior quarter.  Trenching activity during the first quarter also included 90 days’ utilization of the i-Plough as a stand-alone trencher performing site clearance on a third-party vessel.  The IROV boulder grab had no utilization during the first quarter compared to 41 days’ utilization during the prior quarter completing seabed clearance operations on the U.S. east coast.  Robotics operating income decreased $2.0 million during the first quarter 2023 compared to the prior quarter due to higher project costs.

Robotics revenues increased $11.9 million, or 32%, during the first quarter 2023 compared to the first quarter 2022.  The increase in revenues was primarily due to higher ROV and trenching activities, offset in part by fewer vessel days year over year.  ROV and trencher utilization increased to 56% during the first quarter 2023 from 35% during the first quarter 2022 and included 66 days of integrated vessel trenching in both the first quarters 2023 and 2022, as well as 90 days of stand-alone trencher activities during the first quarter 2023.  Chartered vessel days decreased to 295 days compared to 323 days, and vessel utilization remained relatively flat at 91% during the first quarter 2023 compared to 90% during the first quarter 2022, due to fewer spot vessel days during the first quarter 2023 performing site clearance work in the North Sea.  Robotics operating income increased $3.6 million during the first quarter 2023 compared to the first quarter 2022 primarily due to higher revenues.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $8.0 million, or 14%, during the first quarter 2023 compared to the previous quarter.  The decrease in revenues reflected generally lower winter seasonal activity in the Gulf of Mexico with a reduction in vessel utilization and fewer reimbursable revenues, offset in part by an increase in system utilization and increased heavy lift barge utilization, during the first quarter 2023.   Overall vessel utilization was 58% during the first quarter 2023 compared to 67% during the prior quarter.  Plug and abandonment and coiled tubing systems achieved 1,277 days utilization, or 68% based on 21 marketable systems, during the first quarter 2023 compared to 1,247 days utilization, or 65%, during the prior quarter, and the Epic Hedron heavy lift barge achieved 13 days utilization, or 14%, during the first quarter 2023 compared to being idle during the prior quarter.  Shallow Water Abandonment operating income increased $1.0 million during the first quarter 2023 compared to the fourth quarter 2022 primarily due to improved margins with lower reimbursable revenues and costs.

Production Facilities

Production Facilities revenues decreased $7.0 million, or 25%, during the first quarter 2023 compared to the prior quarter due to lower oil and gas production with the Thunder Hawk wells being shut-in for planned maintenance during the current quarter as well as a retroactive rate adjustment during the prior quarter pursuant to our production contract with the Helix Producer I.  Production Facilities operating income decreased $4.1 million during the first quarter 2023 compared to the prior quarter due to lower revenues.

Production Facilities revenues increased $2.6 million, or 14%, compared to the first quarter 2022 primarily due to higher oil and gas production with the contribution from our interest in the Thunder Hawk field acquired during the third quarter 2022 and improved rates on our Helix Producer I production contract.  Production Facilities operating income decreased $0.7 million during the first quarter 2023 due to higher oil and gas operating costs following the Thunder Hawk field acquisition compared to the prior year.

Selling, General and Administrative and Other

Share Repurchases

Cash flows during the first quarter 2023 included $5.0 million for share repurchases pursuant to our recently announced share repurchase program.

Selling, General and Administrative

Selling, general and administrative expenses were $19.6 million, or 7.8% of revenue, during the first quarter 2023 compared to $22.8 million, or 7.9% of revenue, during the prior quarter.  The decrease during the first quarter was primarily due to lower incentive compensation costs compared to the prior quarter.

Acquisition and Integration Costs

Acquisition and integration costs were $0.2 million during the first quarter 2023, a decrease of $0.1 million compared to the prior quarter and included primarily professional fees and financial and operational integration costs related to our acquisition of Alliance, which closed on July 1, 2022.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration was $4.0 million during the first quarter 2023 and reflects an increase in the fair value of the estimated earn-out payable in 2024 to the seller of Alliance.

Other Income and Expenses

Other income, net was $3.4 million during the first quarter 2023 compared to $14.3 million during the prior quarter.  Other income, net includes predominantly unrealized non-cash foreign currency gains related to the approximate 2% and 8% strengthening of the British pound during the first quarter 2023 and fourth quarter 2022, respectively, on U.S. dollar denominated intercompany debt in our U.K. entities.

Cash Flows

Operating cash flows were $(5.4) million during the first quarter 2023 compared to $49.7 million during the prior quarter and $(17.4) million during the first quarter 2022.  The reduction in operating cash flows quarter over quarter was primarily due to lower earnings and higher regulatory certification costs for our vessels and systems and higher working capital outflows during the first quarter 2023 compared to the prior quarter.  The improvement in operating cash flows year over year was primarily due to higher earnings, offset in part by higher regulatory recertification costs for our vessels and systems and higher working capital outflows during the first quarter 2023 compared to the first quarter 2022.  Cash paid for regulatory recertifications for our vessels and systems, which are included in operating cash flows, were $17.2 million during the first quarter 2023 compared to $3.9 million during the prior quarter and $5.5 million during the first quarter 2022.

Capital expenditures, which are included in investing cash flows, totaled $6.7 million during the first quarter 2023 compared to $28.5 million during the prior quarter and $0.6 million during the first quarter 2022.  Capital expenditures during the fourth quarter 2022 included our acquisitions of three trenchers and an interest in two subsea intervention systems.

Free Cash Flow was $(11.7) million during the first quarter 2023 compared to $21.2 million during the prior quarter and $(18.0) million during the first quarter 2022.  The decrease in Free Cash Flow quarter over quarter was primarily due to lower operating cash flows, offset in part by lower capital expenditures during the first quarter 2023.  The improvement in Free Cash Flow year over year was primarily due to improved earnings during the first quarter 2023.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $166.7 million at March 31, 2023, excluding $2.5 million of restricted cash.  Available capacity under our ABL facility at March 31, 2023 was $80.0 million, resulting in total liquidity of $246.7 million.  At March 31, 2023 we had $260.5 million of long-term debt and Net Debt of $91.3 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2023 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, April 25, 2023 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-749-1342 for participants in the United States and 1-212-231-2919 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and full field decommissioning operations.  Our services are centered on a three-legged business model well positioned for a global energy transition by maximizing production of remaining oil and gas reserves, supporting renewable energy developments and decommissioning end-of-life oil and gas fields.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs, the change in fair value of the contingent consideration and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; visibility and future utilization; energy transition or energy security; any projections of financial items including projections as to guidance and other outlook information; our share repurchase authorization or program; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition; the COVID-19 pandemic and oil price volatility and their respective effects and results; our protocols and plans; our current work continuing; the spot market; our spending and cost management efforts and our ability to manage changes; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; developments; our environmental, social and governance (“ESG”) initiatives; future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2023	2022

	(unaudited)

Net revenues	$250,084	$150,125
Cost of sales	234,900	168,734
Gross profit (loss)	15,184	(18,609)
Gain on disposition of assets, net	367	—
Acquisition and integration costs	(231)	—
Change in fair value of contingent consideration	(3,992)	—
Selling, general and administrative expenses	(19,631)	(14,368)
Loss from operations	(8,303)	(32,977)
Net interest expense	(4,187)	(5,174)
Other income (expense), net	3,444	(3,881)
Royalty income and other	1,863	2,141
Loss before income taxes	(7,183)	(39,891)
Income tax provision (benefit)	(2,018)	2,140
Net loss	$(5,165)	$(42,031)

Loss per share of common stock:
Basic	$(0.03)	$(0.28)
Diluted	$(0.03)	$(0.28)

Weighted average common shares outstanding:
Basic	151,764	151,142
Diluted	151,764	151,142

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2023	Dec. 31, 2022
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$166,674	$186,604
Restricted cash	2,508	2,507
Accounts receivable, net	216,946	212,779
Other current assets	63,228	58,699
Total Current Assets	449,356	460,589

Property and equipment, net	1,626,151	1,641,615
Operating lease right-of-use assets	191,051	197,849
Deferred recertification and dry dock costs, net	53,697	38,778
Other assets, net	49,079	50,507
Total Assets	$2,369,334	$2,389,338

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$134,363	$135,267
Accrued liabilities	60,811	73,574
Current maturities of long-term debt	38,452	38,200
Current operating lease liabilities	54,407	50,914
Total Current Liabilities	288,033	297,955

Long-term debt	222,008	225,875
Operating lease liabilities	145,186	154,686
Deferred tax liabilities	97,577	98,883
Other non-current liabilities	100,810	95,230
Shareholders' equity	1,515,720	1,516,709
Total Liabilities and Equity	$2,369,334	$2,389,338

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2023	3/31/2022	12/31/2022

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,165)	$(42,031)	$2,709
Adjustments:
Income tax provision (benefit)	(2,018)	2,140	2,529
Net interest expense	4,187	5,174	4,333
Other (income) expense, net	(3,444)	3,881	(14,293)
Depreciation and amortization	37,537	33,488	40,096
EBITDA	31,097	2,652	35,374
Adjustments:
Gain on disposition of assets, net	(367)	—	—
Acquisition and integration costs	231	—	315
Change in fair value of contingent consideration	3,992	—	13,390
General provision (release) for current expected credit losses	141	(126)	90
Adjusted EBITDA	$35,094	$2,526	$49,169

Free Cash Flow:
Cash flows from operating activities	$(5,392)	$(17,413)	$49,712
Less: Capital expenditures, net of proceeds from sale of assets	(6,300)	(623)	(28,514)
Free Cash Flow	$(11,692)	$(18,036)	$21,198

Net Debt:
Long-term debt including current maturities	$260,460	$301,613	$264,075
Less: Cash and cash equivalents and restricted cash	(169,182)	(302,678)	(189,111)
Net Debt	$91,278	$(1,065)	$74,964